Exhibit 99.1
LifeLock Announces 2016 Second Quarter Results
Recorded the 45th consecutive quarter of sequential growth in revenue and cumulative ending members
Cumulative ending members of approximately 4.4 million, up 9% year-over-year
Completed previously announced $100 million share buyback program
TEMPE, AZ (August 2, 2016) - LifeLock, Inc. (NYSE: LOCK), an industry leader in identity theft protection, today announced financial results for the second quarter ended June 30, 2016.
Second Quarter 2016 Financial Highlights:

•
Revenue: Total revenue was $164.4 million for the second quarter of 2016, up 13% from $145.0 million for the second quarter of 2015. Consumer revenue was $156.7 million for the second quarter of 2016, up 13% from $138.3 million for the second quarter of 2015. Enterprise revenue was $7.8 million for the second quarter of 2016, up 17% from $6.6 million for the second quarter of 2015.

•
Net Income (Loss): Net loss was $7.6 million for the second quarter of 2016, compared with net income of $0.5 million for the second quarter of 2015. Net loss per diluted share was $0.08 for the second quarter of 2016 based on 92.4 million weighted-average shares outstanding, compared with net income per diluted share of $0.01 for the second quarter of 2015 based on 100.3 million weighted-average shares outstanding.

•
Adjusted Net Income*: Adjusted net income was $6.3 million for the second quarter of 2016, compared with adjusted net income of $10.0 million for the second quarter of 2015. Adjusted net income per diluted share was $0.07 for the second quarter of 2016 based on 96.0 million weighted-average shares outstanding, compared with adjusted net income per diluted share of $0.10 for the second quarter of 2015 based on 100.3 million weighted-average shares outstanding.

•
Adjusted EBITDA*: Adjusted EBITDA was $9.2 million for the second quarter of 2016, compared with $12.5 million for the second quarter of 2015. We incurred approximately $6 million of expense in the second quarter of 2016 as a result of the migration to our new data platform, which previously would have been incurred throughout the remainder of 2016.

•
Cash Flow: Cash flow from operations was $9.8 million for the second quarter of 2016, leading to free cash flow* of $7.6 million after taking into consideration $4.5 million of capital expenditures and $2.3 million of payments for expenses incurred in connection with the FTC litigation. This compares with cash flow from operations of $34.4 million and free cash flow of $32.2 million, after taking into consideration $2.2 million of capital expenditures for the second quarter of 2015.

•
Balance Sheet: Total cash and marketable securities at the end of the second quarter of 2016 was $155.9 million, down from $201.8 million at the end of the first quarter of 2016 primarily attributable to $48.1 million paid in connection with the repurchase of common shares pursuant to our second accelerated share repurchase program.

*
A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures".

Chief Executive Officer and President Hilary Schneider said, “We are pleased with our revenue and profits results, which exceeded our guidance in the quarter, driven by strong new member acquisition, solid retention, increased adoption of premium products and continued growth of our ID Analytics business."
“We are focused on capitalizing on the opportunities in the growing employee benefits channel and fostering performance in our co-marketing channel. We added to our leadership team in each of these areas as we pursue a strategic focus on larger opportunities.  Our ability to meaningfully differentiate our products through our technology platform, our superior brand awareness and our outstanding service to our members provide a strong foundation for increasing shareholder value,” said Schneider.
Second Quarter 2016 & Recent Business Highlights:

•	Recorded the 45th consecutive quarter of sequential growth in revenue and cumulative ending members.

•	Added approximately 304,000 gross new members in the second quarter of 2016 and ended the quarter with approximately 4.4 million members.

•	Increased monthly average revenue per member to $11.97 for the second quarter of 2016 from $11.68 for the second quarter of 2015.

•	Acquired 3.2 million shares for $48 million through an accelerated share purchase program, completing the previously announced $100 million share repurchase program.

•	Announced promotion of Scott Carter to Executive Vice President of Enterprise and Chief Executive Officer of ID Analytics.

•	Announced "Stolen Funds Replacement", a service enhancement that provides reimbursement for funds stolen due to identity theft up to the limit of the member's plan.

•	Expect to complete previously announced Chief Financial Officer transition effective upon filing of our Form 10-Q for the second quarter 2016.
Guidance:
As of August 2, 2016, we are initiating guidance for our third quarter of 2016 as well as updating guidance for the full year 2016.

•
Third Quarter 2016 Guidance: Total revenue is expected to be in the range of $167 million to $169 million. Adjusted net income per diluted share is expected to be in the range of $0.34 to $0.35 based on approximately 95 million fully diluted weighted-average shares outstanding. Adjusted EBITDA is expected to be in the range of $35 million to $36 million.

•
Full Year 2016 Guidance: Total revenue is expected to be in the range of $662 million to $670 million. Adjusted net income per diluted share is expected to be in the range of $0.74 to $0.78 based on approximately 98 million fully diluted weighted-average shares outstanding and a cash tax rate of 3%. Adjusted EBITDA is expected to be in the range of $84 million to $88 million. Free cash flow is expected to be in the range of $83 million to $88 million.

We have not reconciled adjusted net income per diluted share guidance to net income (loss) per diluted share guidance or adjusted EBITDA guidance to net income (loss) guidance because we do not provide guidance for share-based compensation expense, provision for income taxes, interest income, interest expense, other income and expenses, depreciation expense, amortization of intangible assets, acquisition expenses, legal reserves and settlements, or income tax (benefit) expense, which are reconciling items between net income (loss) and adjusted net income and net income (loss) and adjusted EBITDA. As items that impact net income (loss) are out of our control and/or cannot be predicted with reasonable certainty, we are unable to provide such guidance. Accordingly, reconciliation of these non-GAAP measures to net income (loss) is not available without unreasonable effort. For a reconciliation of these historical non-GAAP financial measures to net income (loss), which provides information about the historical significance of the reconciling items, see the reconciliation tables included in this press release.
Conference Call Details:

•	What: LifeLock second quarter 2016 financial results.

•	When: Tuesday, August 2, 2016 at 2PM PT (5PM ET).

•
Dial in: To access the call in the United States, please dial (877) 407-3982, and for international callers dial (201) 493-6780. Callers may provide confirmation number 13638809 to access the call more quickly, and are encouraged to dial into the call 10 to 15 minutes prior to the start to prevent any delay in joining.

•	Webcast: http://investor.lifelock.com/ (live and replay)

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Replay: A replay of the call will be available via telephone for seven days, beginning two hours after the call. To listen to the telephone replay in the United States, please dial (877) 870-5176, and for international callers dial (858) 384-5517 and enter access code 13638809.

About LifeLock
LifeLock, Inc. (NYSE:LOCK) is a leading provider of proactive identity theft protection services for consumers and consumer risk management services for enterprises. LifeLock’s threat detection, proactive identity alerts, and comprehensive remediation services help provide peace of mind for consumers amid the growing threat of identity theft. Leveraging unique data, science and patented technology from ID Analytics, LLC, a wholly owned subsidiary, LifeLock offers identity theft protection that goes significantly beyond credit monitoring. As part of its commitment to help fight identity theft, LifeLock works to train law enforcement and partners with a variety of non-profit organizations to help consumers establish positive habits to combat this threat.

Forward-Looking Statements
This press release contains “forward-looking” statements, as that term is defined under the federal securities laws, including statements regarding our expected total revenue, profitability, long-term growth prospects, business performance expectations, succession plan, adjusted net income per diluted share, adjusted EBITDA for the third quarter of 2016 and for fiscal year 2016, and free cash flow for fiscal 2016. These forward-looking statements are based on our current assumptions, expectations, and beliefs and are subject to substantial risks, uncertainties, assumptions, and changes in circumstances that may cause our actual results, performance, or achievements to differ materially from those expressed or implied in any forward-looking statement.
The risks and uncertainties referred to above include, but are not limited to, risks associated with our ability to maintain profitability on an annual basis; our ability to protect our customers’ confidential information; our ability to maintain and enhance our brand recognition and reputation; the competitive nature of the industries in which we conduct our business; our ability to retain our existing customers and attract new customers; our ability to improve our services and develop and introduce new services with broad appeal; our ability to maintain existing and secure new relationships with strategic partners; regulatory compliance; and other “Risk Factors” set forth in our most recent SEC filings.
Further information on these and other factors that could affect our financial results and the forward-looking statements in this press release is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2015, particularly under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Forms 10-Q. Copies of these documents are available on our Investor Relations website at http://investor.lifelock.com/ or the SEC's website at www.sec.gov.
We assume no obligation and do not intend to update these forward-looking statements, except as required by law.
Non-GAAP Financial Measures
Our reported results include certain non-GAAP financial measures, including adjusted net income, adjusted net income per diluted share, adjusted EBITDA, and free cash flow. We calculate adjusted net income as net income (loss) excluding amortization of acquired intangible assets, share-based compensation, income tax benefits and expenses resulting from changes in our deferred tax assets, and acquisition related expenses. We calculate adjusted net income per diluted share by dividing our adjusted net income by the weighted-average diluted shares outstanding. We calculate adjusted EBITDA as net income (loss) excluding depreciation and amortization, share-based compensation, interest expense, interest income, other income (expense), income tax (benefit) expense, and acquisition related expenses. For the three and six months ended June 30, 2016, we have also excluded from adjusted net income, adjusted net income per diluted share and adjusted EBITDA expenses related to the FTC litigation. We believe that the exclusion of certain items of income and expense from net income (loss) in calculating adjusted net income, adjusted net income per diluted share and adjusted EBITDA is useful because the amount of such income or expense may not directly correlate to the underlying operational performance of our business and/or such income and expense can vary significantly between periods.
We define free cash flow as net cash provided by operating activities less net cash used in investing activities for acquisitions of property and equipment. For the three and six months ended June 30, 2016, we have added back to net cash provided by operating activities cash paid for expenses and legal settlements related to the FTC litigation.
We have included adjusted net income, adjusted net income per diluted share, and adjusted EBITDA in this press release because they are key measures used by us to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted net income and adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, adjusted EBITDA is a key financial measure used in determining management’s incentive compensation.
We have included free cash flow in this press release because we believe it typically presents a more conservative measure of cash flow as purchases of property and equipment are necessary components of ongoing operations. For the three and six months ended June 30, 2016, we have added back legal settlements and expenses related to the FTC litigation because the amount of such cash flow may not directly correlate to the underlying operational performance of our business and can vary significantly between periods. We believe that this non-GAAP financial measure is useful in evaluating our business because free cash flow reflects the cash surplus available to fund the expansion of our business after payment of capital expenditures relating to the necessary components of ongoing operations. We also believe that the use of free cash flow provides consistency and comparability with our past financial performance, facilitates period-to-period comparisons of operations, and also facilitates comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. However, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash requirements.
Although adjusted net income, adjusted net income per diluted share, adjusted EBITDA, and free cash flow are frequently used by investors in their evaluations of companies, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Because of these limitations, these non-GAAP financial measures should be considered alongside other financial performance measures.
For a reconciliation of these historical non-GAAP financial measures to net income (loss), which provides information about the historical significance of the reconciling items, see the reconciliation tables included in this press release.
Media Contact:
Debra Jack
Media@lifelock.com
415-767-7788
Investor Relations Contact:
Jamison Manwaring
VP, Investor Relations
Investor.relations@lifelock.com
480-457-5000

LifeLock, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue:
Consumer revenue	$156,659	$138,329	$308,589	$266,530
Enterprise revenue	7,784	6,628	15,123	12,835
Total revenue	164,443	144,957	323,712	279,365
Cost of services	43,642	34,926	83,628	69,482
Gross profit	120,801	110,031	240,084	209,883
Costs and expenses:
Sales and marketing	82,372	69,541	172,076	146,620
Technology and development	19,908	16,666	41,130	33,532
General and administrative	27,596	20,876	51,818	39,831
Amortization of acquired intangible assets	3,320	2,083	6,362	4,167
Total costs and expenses	133,196	109,166	271,386	224,150
Income (loss) from operations	(12,395)	865	(31,302)	(14,267)
Other income (expense):
Interest expense	(181)	(87)	(292)	(176)
Interest income	304	162	603	279
Other	(124)	(103)	(129)	(183)
Total other income (expense)	(1)	(28)	182	(80)
Income (loss) before provision for income taxes	(12,396)	837	(31,120)	(14,347)
Income tax (benefit) expense	(4,830)	317	(12,328)	(5,709)
Net income (loss)	$(7,566)	$520	$(18,792)	$(8,638)
Net income available (loss attributable) per share to common stockholders:
Basic	$(0.08)	$0.01	$(0.20)	$(0.09)
Diluted	$(0.08)	$0.01	$(0.20)	$(0.09)
Weighted-average common shares outstanding:
Basic	92,385	94,592	93,567	94,314
Diluted	92,385	100,289	93,567	94,314

LifeLock, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$29,672	$50,239
Marketable securities	126,265	196,474
Trade and other receivables, net	16,295	13,974
Prepaid expenses and other current assets	12,977	12,303
Total current assets	185,209	272,990
Property and equipment, net	43,882	30,485
Goodwill	172,087	172,087
Intangible assets, net	23,811	30,174
Deferred tax assets, net - non-current	89,691	77,363
Other non-current assets	14,119	9,710
Total assets	$528,799	$592,809
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$7,672	$24,747
Accrued expenses and other liabilities	85,712	76,226
Deferred revenue	196,776	166,403
Total current liabilities	290,160	267,376
Other non-current liabilities	18,172	7,367
Total liabilities	308,332	274,743
Commitments and contingencies
Stockholders' equity:
Common stock	99	96
Treasury stock	(79,824)	—
Additional paid-in capital	533,069	532,388
Accumulated other comprehensive loss	(30)	(361)
Accumulated deficit	(232,847)	(214,057)
Total stockholders' equity	220,467	318,066
Total liabilities and stockholders' equity	$528,799	$592,809

LifeLock, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended June 30,
	2016	2015
Operating activities
Net loss	$(18,792)	$(8,638)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	12,025	8,860
Share-based compensation	16,897	12,424
Provision for doubtful accounts	309	45
Amortization of premiums on marketable securities	1,161	1,498
Deferred income tax benefit	(12,328)	(5,709)
Other	213	82
Change in operating assets and liabilities:
Trade and other receivables	(2,818)	(2,655)
Prepaid expenses and other current assets	(673)	(653)
Other non-current assets	(280)	304
Accounts payable	(15,629)	7,229
Accrued expenses and other liabilities	10,117	7,284
Deferred revenue	30,374	34,450
Other non-current liabilities	58	376
Net cash provided by operating activities	20,634	54,897
Investing activities
Acquisition of property and equipment, including capitalization of internal use software	(9,337)	(4,973)
Purchases of marketable securities	(38,400)	(115,274)
Sale and maturities of marketable securities	107,986	72,345
Premiums paid for company-owned life insurance policies	(4,337)	(4,337)
Net cash provided by (used in) investing activities	55,912	(52,239)
Financing activities
Proceeds from share-based compensation plans	5,469	8,032
Purchases of Company stock	(100,000)	—
Payments for employee tax withholdings related to restricted stock units and awards	(2,582)	(1,230)
Net cash provided by (used in) financing activities	(97,113)	6,802
Net increase (decrease) in cash and cash equivalents	(20,567)	9,460
Cash and cash equivalents at beginning of period	50,239	146,569
Cash and cash equivalents at end of period	$29,672	$156,029

Share-Based Compensation
(in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Costs of services	$462	$465	$959	$837
Sales and marketing	1,503	1,215	3,121	2,147
Technology and development	2,526	2,003	5,319	3,712
General and administrative	3,754	3,371	7,498	5,728
Total share-based compensation expense	$8,245	$7,054	$16,897	$12,424
Key Financial and Operating Metrics
(in thousands except percentages and per member data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue:
Consumer revenue	$156,659	$138,329	$308,589	$266,530
Enterprise revenue	7,784	6,628	15,123	12,835
Total revenue	$164,443	$144,957	$323,712	$279,365
Adjusted net income	$6,279	$9,974	$1,511	$4,744
Adjusted EBITDA	$9,207	$12,484	$6,992	$9,517
Free cash flow	$7,594	$32,210	$18,170	$49,924
Cumulative ending members	4,383	4,011	4,383	4,011
Gross new members	304	317	649	738
Member retention rate	85.6%	87.1%	85.6%	87.1%
Average cost of acquisition per member	$260	$210	$254	$191
Monthly average revenue per member	$11.97	$11.68	$11.94	$11.55
Enterprise transactions	93,184	72,509	169,264	134,044

Reconciliation of GAAP to Adjusted Results
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Reconciliation of Gross Profit to Adjusted Gross Profit
Gross profit	$120,801	$110,031	$240,084	$209,883
Share-based compensation	462	465	959	837
Adjusted gross profit	$121,263	$110,496	$241,043	$210,720
Reconciliation of Sales and Marketing Expenses to Adjusted Sales and Marketing Expenses
Sales and marketing expenses	$82,372	$69,541	$172,076	$146,620
Share-based compensation	(1,503)	(1,215)	(3,121)	(2,147)
Adjusted sales and marketing expenses	$80,869	$68,326	$168,955	$144,473
Reconciliation of Technology and Development Expenses to Adjusted Technology and Development Expenses
Technology and development expenses	$19,908	$16,666	$41,130	$33,532
Share-based compensation	(2,526)	(2,003)	(5,319)	(3,712)
Adjusted technology and development expenses	$17,382	$14,663	$35,811	$29,820
Reconciliation of General and Administrative Expenses to Adjusted General and Administrative Expenses
General and administrative expenses	$27,596	$20,876	$51,818	$39,831
Share-based compensation	(3,754)	(3,371)	(7,498)	(5,728)
Legal reserves and settlements	(6,000)	—	(6,000)	(2,500)
Expenses related to the FTC litigation	(1,110)	—	(3,372)	—
Adjusted general and administrative expenses	$16,732	$17,505	$34,948	$31,603
Reconciliation of Income (Loss) from Operations to Adjusted Income from Operations
Income (loss) from operations	$(12,395)	$865	$(31,302)	$(14,267)
Share-based compensation	8,245	7,054	16,897	12,424
Amortization of acquired intangible assets	3,320	2,083	6,362	4,167
Legal reserves and settlements	6,000	—	6,000	2,500
Expenses related to the FTC litigation	1,110	—	3,372	—
Adjusted income from operations	$6,280	$10,002	$1,329	$4,824
Reconciliation of Net Income (Loss) to Adjusted Net Income
Net income (loss)	$(7,566)	$520	$(18,792)	$(8,638)
Amortization of acquired intangible assets	3,320	2,083	6,362	4,167
Share-based compensation	8,245	7,054	16,897	12,424
Deferred income tax (benefit) expense	(4,830)	317	(12,328)	(5,709)
Legal reserves and settlements	6,000	—	6,000	2,500
Expenses related to the FTC litigation	1,110	—	3,372	—
Adjusted net income	$6,279	$9,974	$1,511	$4,744

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Reconciliation of Diluted Shares to Adjusted Diluted Shares
Diluted shares	92,385	100,289	93,567	94,314
Dilutive securities excluded due to net loss	3,608	—	3,726	5,508
Adjusted diluted shares	95,993	100,289	97,293	99,822
Reconciliation of Net Income (Loss) per Diluted Share to Adjusted Net Income per Diluted Share
Net income (loss) per diluted share	$(0.08)	$0.01	$(0.20)	$(0.09)
Adjustments to net income (loss)	0.15	0.09	0.21	0.14
Adjustments to diluted shares	—	—	0.01	—
Adjusted net income per diluted share	$0.07	$0.10	$0.02	$0.05
Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$(7,566)	$520	$(18,792)	$(8,638)
Depreciation and amortization	6,247	4,565	12,025	8,860
Share-based compensation	8,245	7,054	16,897	12,424
Interest expense	181	87	292	176
Interest income	(304)	(162)	(603)	(279)
Other	124	103	129	183
Income tax (benefit) expense	(4,830)	317	(12,328)	(5,709)
Legal reserves and settlements	6,000	—	6,000	2,500
Expenses related to the FTC litigation	1,110	—	3,372	—
Adjusted EBITDA	$9,207	$12,484	$6,992	$9,517
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
Net cash provided by operating activities	$9,769	$34,367	$20,634	$54,897
Acquisitions of property and equipment	(4,507)	(2,157)	(9,337)	(4,973)
Legal settlements	—	—	2,500	—
Expenses related to the FTC litigation	2,332	—	4,373	—
Free cash flow	$7,594	$32,210	$18,170	$49,924